EXHIBIT 99.1

AMTECH SYSTEMS, INC.

FOR IMMEDIATE RELEASE
Contact:Contact:  Bradley C. Anderson, CFO
              (480) 967-5146

AMTECH SYSTEMS NAMES BRADLEY C. ANDERSON CFO

Tempe, AZ—April 28, 2006 -- Amtech Systems, Inc. (Nasdaq: ASYS), global supplier of production and automation systems and related supplies for the Semiconductor, Solar Cell, Silicon Wafer and MEMS (microelectromechanical system) industries, announced it has appointed Bradley C. Anderson, CPA, as Vice President and Chief Financial Officer.  Mr. Anderson succeeds Robert T. Hass, who continues to serve as the Company’s Chief Accounting Officer.

“With over 20 years of experience in public accounting, executive financial positions, and Sarbanes-Oxley consulting, Brad Anderson is uniquely qualified to assist Amtech Systems in developing and achieving its aggressive growth plans,” said J.S. Whang, CEO and President.  “Brad brings a combination of experience in acquisitions, operations, raising capital, and internal control development,” added Whang.

Prior to joining Amtech Systems, Mr. Anderson spent several years implementing the internal control requirements of the Sarbanes-Oxley Act for a broad range of publicly held companies.  From 1996 to 2002, Anderson was the Chief Financial Officer of Zila, Inc. (Nasdaq: ZILA), an international provider of healthcare technology and products.  Anderson began his career with Deloitte (formerly Deloitte & Touche) where he worked for over 11 years.

Mr. Anderson graduated from Brigham Young University with a B.S. in Accounting.  He is a member of the American Institute of Certified Public Accountants, the Arizona State Society of CPAs, and Financial Executives International.

“During his first 14 years of service, Robert Hass has helped pilot Amtech Systems from, essentially, a start-up to its present position as a global supplier of production and automation systems and related supplies to the Solar and Semiconductor industries,” Mr. Whang stated.  “Robert’s leadership and entrepreneurial spirit have taken us this far.  We are please that he will continue to be a part of our growing financial team.

This press release contains forward-looking statements that involve substantial risks and uncertainties.  Typically, these statements contain words such as “anticipate,” “believe,” “could,”

“estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words.  You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.  There may be events in the future that we are not able to predict or control.  Such risks and uncertainties include change and volatility in the demand for diffusion equipment, the effect of changing worldwide political and economic conditions on capital expenditures, production levels, including those in Europe and Asia, the effect of overall market conditions and market acceptance risks. Other risks include those associated with dependence on suppliers, the impact of competitive products and pricing, technological and product development risks (including the risks inherent in launching new products, such as our vertical furnace) and other risk factors.  As a result, our operating results may fluctuate, especially when measured on a quarterly basis.  The forward-looking statements included in this release are made only as of the date of this release and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances. For further information, refer to our Securities and Exchange Commission filings, including our Forms 10-K and Forms 10-Q.

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